Exhibit 99.1

11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028

Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317

Southern Copper Corporation Reports

First Quarter 2011 Results

April 18, 2011- Southern Copper Corporation (NYSE and BVL: SCCO)

•                  First quarter 2011 (“1Q11”) net sales were $1,602.0 million compared to $1,219.4 million in the 1Q10.  The 1Q11 increase is attributable to an 11.5% increase in copper sales volume and to higher sales prices.

•                  Operating cash cost per pound of copper produced, net of by-product credits was 24.3 cents per pound in 1Q11 slightly higher than the 23.1 cents per pound cost in the 4Q10.

•                  EBITDA in 1Q11 was $842.4 million compared to $691.5 million in the 1Q10, an increase of $150.9 million or 21.8%.

•                  Diluted income per share for the 1Q11 was 56.3 cents, which is 24.8% higher than the 45.1 cents in the 1Q10.  In 1Q11 net income totaled $478.4 million, compared to $383.2 million in the 1Q10.

•                  The Company’s copper mined production in 1Q11 increased by 13.7% to 124,194 tons compared to 109,244 tons in 1Q10, principally due to 27,598 tons of copper production from the Buenavista mine. This additional production led to increases of 14.8% in refined copper production and 37.0% in copper rod production.

•                  We expect higher production in the remaining three quarters of 2011 as the Buenavista mine, which is now operating at full capacity, will complete its optimization processes and increase the concentrator’s recovery to full copper production during the 2Q11.  Also, in the second half of 2011 we expect a significant increase in ore grade at the Cuajone mine which will offset the lower production during the 1Q11, which was due to the expected lower grades.

•                  On April 1, 2011, the Mexican Center for Philanthropy awarded our subsidiary Minera Mexico the title “Socially Responsible Enterprise”.  This award recognizes the Company’s ongoing efforts to improve the quality of life and social development of our neighboring communities.

•                  Starting on March 23, 2011, a small group opposing mining activities in the Islay region, conducted violent acts with groundless and completely false allegations

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come that the Tia Maria project would use agricultural water and would cause pollution in the region. These activists have been conducting disruptions, which included national highway blockages, damage to public and private property and attacks on police forces.  Specifically, the activists blocked the high traffic highway between the port of Matarani and Arequipa, located 50 kilometers from the Tia Maria project; these blockages have nothing to do in any way with the construction of our project. In essence, the activists are using the Tia Maria project as an excuse to impede investment and to cause problems to the State, companies and the local communities.

The Company has repeatedly stated that the water to be used in the project will be transported from the ocean through a 30 kilometer long pipeline, after its desalinization.  All tests and analysis for the operation of the project have been conducted with sea water, which makes the falseness of the activist arguments all the more apparent.  With respect to the activist pollution argument, the Company has also repeatedly provided evidence that the project complies with the most strict and cumbersome environmental standards.

In light of the activists disruptions, the Peruvian Government has suspended the Tia Maria project. The Company will let a prudent time elapse because of the current political situation in Peru, although in the near future will provide the authorities with every single piece of information requested by the Ministry of Energy and Mines with respect to the Environmental Impact Assessment.  The Company is confident that with this information any concerns the authorities might have, will be answered as the Company has always complied with the highest environmental standards.  This type of SXEW leaching facility has been widely developed in Peru and other countries and it has been proven that they comply 100% with environmental regulations and do not pollute the air, the soil or the water.

The Tia Maria project comprises an investment of approximately $1,000 million, generating 4,000 jobs during the construction phase and 4,100 direct and indirect permanent jobs. The estimated annual production of the project is 120,000 tons of copper cathodes, all obtained through a leaching process (SXEW), which is considered worldwide as the most environmental-friendly production method. The project would significantly increase Peruvian exports and generate important contributions to the Peruvian economy through income taxes and mining royalties, as well as payroll taxes, custom duties, mining rights and other levies.  In addition, the Company plans to invest in social responsibility programs in the Arequipa region similar to those established in the communities nearby the current Peruvian operations of Toquepala, Cuajone and Ilo.

The Company is confident that the Peruvian Government will provide the legal stability that allows for economic development of mining investments and favorable legal and economic conditions for the growth and development of Peru.

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

•                  Regarding our expansion projects in Buenavista, we are working at full speed to deliver the planned 88,000 tons of additional copper through our leaching plants SXEW III and SXEW IV, which will come into production during the second half of 2013.  We are also constructing their corresponding crushing and conveying systems.  Additionally, we are working on the molybdenum recovery plant, with a capacity of 2,000 tons per year, which we anticipate will begin production in 4Q12.  We are also concluding the detailed engineering studies for the Buenavista’s new concentrator which will allow us to increase an additional 188,000 tons of copper in 2015.  Currently there are more than 4,200 individuals, employees and contractors, working in Cananea, Sonora for the development of these projects. The estimated investment in these projects is $2,600 million over the following four years.

•                  On April 13, 2011, the Board of Directors authorized a dividend of 56.0 cents per share to be paid on May 18, 2011 to shareholders of record at the close of business on May 4, 2011.

Commenting on the Company’s results for 1Q11, Mr. German Larrea, Chairman of SCC’s Board said:  “Once again the Company’s cost competitiveness and efficiency is evidenced by our very competitive operating cash cost of 24.3 cents per pound; one of the lowest in the industry.  Our low cost profile, as well as our significant growth potential puts us in a strong position to take advantage of current international market conditions.

With respect to the Tia Maria project, we are confident that good investment conditions, stability, growth and development will continue in Peru with the timely and wise intervention of the Peruvian authorities.  This will allow us to continue with the Tia Maria project, as well as our expansions of the Toquepala and Cuajone mines that are underway.”

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

	First Quarter
			Variance
	2011	2010	$	%
	(in millions except per share amount and %s)

Sales	$1,602.0	$1,219.4	$382.6	31.4%
Cost of sales	727.2	499.2	228.0	45.7%
Operating income	762.7	608.8	153.9	25.3%
EBITDA(1)	842.4	691.5	150.9	21.8%
EBITDA margin	52.6%	56.7%	(4.1)%	(7.3)%
Net Income	478.4	383.2	95.2	24.8%
Net income margin	29.9%	31.4%	(1.6)%	(5.0)%
Income per share	$0.56	$0.45	0.11	24.8%
Capital expenditures	$73.0	$75.4	(2.4)	(3.2)%
Exploration	$7.2	$8.5	(1.3)	(15.3)%

Production

Copper mined production in the 1Q11 increased by 13.7% to 124,194 tons compared to 109,244 tons in the 1Q10.  This increase was mainly the result of the production at the Buenavista mine which we expect will reach full capacity in April.  The Buenavista mine produced 27,598 tons of copper in the 1Q11: this offsets production decreases at our other operations resulting from expected lower ore grades.

In the 1Q11, molybdenum production decreased by 10.1% to 4,274 tons, compared to 4,753 tons in 1Q10 due to expected lower ore grades, primarily at the Cuajone operation.  Notwithstanding the lower production of molybdenum, this quarter’s production exceeded the Company’s plan for the period.

Silver mined production decreased by 8.1% during the 1Q11 to 2.9 million ounces from 3.2 million ounces in 1Q10.  This decrease was principally the result 0.3 million ounces of lower production at our IMMSA operations of Charcas and Santa Barbara, as a result of lower grades and to no production at the Santa Eulalia mine.  As previously reported, Santa Eulalia suspended production in May 2010 due to flooding caused by unusually heavy rains.  We expect to restore mine production at the Santa Eulalia by October 2011.

Zinc mine production in the 1Q11 decreased 25.5% to 19,995 tons from 26,824 tons in the 1Q10, also resulting from no production at the Santa Eulalia mine, and due to lower grades and recovery at the Charcas mine.

(1)  See reconciliation between “Net income attributable to SCC” and EBITDA on http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Capital Expenditures

The Company capital expenditures for the first quarter of 2011 were $73.0 million.

The Quebalix III (crushing and conveying system for SXEW production) project at Buenavista is moving forward. We have almost completed the acquisition of the project equipment and will begin construction of the crusher building and the leach ore conveying and spreading systems.

Regarding the SXEW III project at the Buenavista mine; after finishing basic engineering for the project in December 2010, we have started the detailed engineering and have begun the acquisition process of major equipment and infrastructure.  This SXEW facility will produce 44,000 tons of copper per year, starting in 1Q13.

Social programs for the Buenavista community are underway.  The Company reconstructed the state of Sonora medical clinic, two new water wells and a street paving program have been completed and the town library has been provided with modern technology to improve reference search capabilities.  In 2011, the Company plans to continue investing for the benefit of local communities.

The Pilares mine site, close to the La Caridad mine, is being evaluated.  As of March 31, 2011, 13,700 meters of drilling has been performed, access roads were developed and metallurgical testing and preliminary mine planning has begun.

Through March 31, 2011, we have spent $124.0 million on the Toquepala expansion, mainly in mine equipment.  The use of high pressure grinding rolls and wet screening at the tertiary crushing stage is expected to reduce operating cost.  The scope of the project is currently under review as we are evaluating an increase in milling capacity of 60,000 tons per day from the 40,000 tons per day originally planned.

The Cuajone expansion project has a total capital budget of $301 million, of which we have spent $43.1 million through March 31, 2011.  Increased production from this expansion project will begin in the second half of 2011.  The purchase of mine and auxiliary equipment to support the work to optimize the Cuajone mine plan is in progress.  As part of the expansion plans, the project contemplates a variable cut-off grade methodology, which will start increasing copper and molybdenum production by the second half of 2011.

The Tantahuatay project is located in Cajamarca in northern Peru.  In 2010, we began development of this project to exploit the gold “cap”.  The Tantahuatay project contains estimated resources of 27.1 million tons of mineralized material, with an average silver content of 13 grams per ton and 0.89 grams of gold per ton.  We expect to start dore gold production by July 2011.  The project is expected to have an annual production of 90,000 ounces of gold and 425,000 ounces of silver for five years.  We have a 44.25% participation in this project.

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Copper Hedging

Swap contracts are hedging approximately 32% of the remaining 2011 copper production at an average price of $4.08 per pound; and zero cost collars are hedging approximately 30% of the 2011 copper production with an average floor price of $3.02 per pound and an average cap price of $4.84 per pound.  The remaining 38% is un-hedged and prices will continue to fluctuate with the market copper price.  With these hedges the Company is benefiting from the current copper prices up 68%, while obtaining insurance for the remainder of its production at $4.08 per pound in average.

For 2012, the Company hedged approximately 13% of copper production through zero-cost collars with an average floor price of $3.50 per pound and an average cap price of $5.18 per pound.

Business Combination

The special committee formed in August 2010, continues to evaluate Americas Mining Corporation’s (“AMC”) proposal to combine Southern Copper and Asarco under AMC, the parent company of Asarco.

Conference call

The Company’s first quarter earnings conference call will be held on Tuesday, April 19, 2011 beginning at 11:00 A.M. — EST (10:00 A.M. Lima and Mexico City time).

To participate:

Dial-in number:	866-371-3858 in the U.S 631-813-4732 outside the U.S.
Raul Jacob, Manager of Financial Planning and Investor Relations
Conference ID:	59298898 and “Southern Copper First Quarter 2011 Results”

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

AVERAGE METAL PRICES:

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold
	($/lb)	($/lb)	($/lb)	($/lb)	($/oz)	($/oz)
1Q 2011	4.38	4.39	17.18	1.09	31.74	1,384.38

1Q 2010	3.28	3.28	15.78	1.04	16.91	1,108.90
2Q 2010	3.19	3.19	16.10	0.92	18.35	1,195.68
3Q 2010	3.29	3.30	14.86	0.91	18.98	1,226.58
4Q 2010	3.92	3.93	15.69	1.05	26.47	1,367.49
Average 2010	3.42	3.43	15.60	0.98	20.18	1,224.66

Variance: 1Q11 vs. 1Q10	33.5%	33.8%	8.9%	4.8%	87.7%	24.8%
Variance 1Q11 vs. 4Q10	11.7%	11.7%	9.5%	3.8%	19.9%	1.2%

Source: Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide.

PRODUCTION AND SALES:

	Three Months Ended March 31,
	2011	2010	%
Copper (tons)
Mined	124,194	109,244	13.7%
Smelted	130,038	122,402	6.2%
Refined	129,172	112,542	14.8%
Rod	24,869	18,152	37.0%
Sales	130,130	116,738	11.5%

Molybdenum (tons)
Mined	4,274	4,753	(10.1)%
Sales	4,282	4,760	(10.0)%

Zinc (tons)
Mined	19,995	26,824	(25.5)%
Refined	24,166	25,748	(6.1)%
Sales	24,682	25,595	(3.6)%

Silver (000s ounces)
Mined	2,914	3,169	(8.1)%
Refined	2,906	3,545	(18.0)%
Sales	3,105	3,460	(10.3)%

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010	VAR %
	(in millions, except per share amount)

Net sales:	$1,602.0	$1,219.4	31.4%

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	727.2	499.2	45.7%
Selling, general and administrative	24.6	21.7	13.4%
Depreciation, amortization and depletion	80.3	81.2	(1.1)%
Exploration	7.2	8.5	(15.3)%
Total operating costs and expenses	839.3	610.6	37.5%

Operating income	762.7	608.8	25.3%

Interest expense (net)	(46.5)	(23.8)	95.4%
Other income (expense)	(0.6)	1.4	(142.9)%
Interest income	2.7	2.0	35.0%

Income before income tax	718.3	588.4	22.1%

Income taxes	238.1	203.2	17.2%

Income net of income tax	480.2	385.2	24.7%

Less: Net income attributable to non-controlling interest	1.8	2.0	(10.0)%

Net Income attributable to SCC	$478.4	$383.2	24.8%

Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.56	$0.45	24.8%
Dividends paid	$0.58	$0.43	34.9%

Weighted average shares outstanding (Basic and diluted)	850.0	850.0

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2011	2010	2010
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,973.3	$2,192.7	$652.0
Short-term investments	220.7	76.2	20.1
Accounts receivable	673.7	748.0	497.3
Inventories	591.9	504.9	469.1
Prepaid, deferred taxes and other assets	172.2	181.1	80.1
Total current assets	3,631.8	3,702.9	1,718.6

Property, net	4,095.1	4,095.0	3,973.6
Leachable material, net	80.4	65.7	95.5
Intangible assets, net	111.8	112.4	113.6
Deferred income tax	78.7	43.9	51.9
Other assets, net	126.8	108.1	47.4
Total assets	$8,124.6	$8,128.0	$6,000.6

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10.0	$10.0	$10.0
Accounts payable	591.1	558.7	254.2
Income taxes	204.8	266.2	69.2
Due to affiliates	4.9	4.7	1.5
Accrued workers’ participation	166.9	222.4	120.0
Interest	62.6	60.1	15.6
Other accrued liabilities	24.7	16.9	31.9
Total current liabilities	1,065.0	1,139.0	502.4

Long-term debt	2,745.3	2,750.4	1,270.3
Deferred income taxes	139.4	113.2	156.9
Other liabilities	153.4	155.9	108.6
Asset retirement obligation	59.9	59.1	49.7
Total non-current liabilities	3,098.0	3,078.6	1,585.5

EQUITY
Stockholders’ equity
Common stock	421.5	420.9	419.3
Accumulated comprehensive income	3,520.7	3,469.5	3,474.6
Total stockholders’ equity	3,942.2	3,890.4	3,893.9
Non controlling interest	19.4	20.0	18.8
Total Equity	3,961.6	3,910.4	3,912.7

Total liabilities and equity	$8,124.6	$8,128.0	$6,000.6

As of March 31, 2011 and December 31, 2010 there were 850.0 million shares outstanding

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Three months ended March 31,
	2011	2010
	(in millions)
OPERATING ACTIVITIES
Net income	$480.2	$385.2
Depreciation, amortization and depletion	80.3	81.2
Capitalized mine leachable material	(18.8)	—
Cash provided from (used for) operating assets and liabilities	2.6	(172.9)
Other, net	(30.6)	13.7
Net cash provided from (used for) operating activities	513.7	307.2

INVESTING ACTIVITIES
Capital expenditures	(73.0)	(75.4)
(Purchase of) proceeds from short-term investment	(144.6)	3.4
Payment to development stage of properties accounted for as equity investment method	(11.3)	—
Other, net	0.7	4.8
Net cash used for investing activities	(228.2)	(67.2)

FINANCING ACTIVITIES
Dividends paid	(493.0)	(365.5)
Debt prepaid	(5.2)	—
Distributions to non-controlling interest	(2.2)	(1.1)
Other	0.1	0.1
Net cash used for financing activities	(500.3)	(366.5)

Effect of exchange rate changes on cash	(4.6)	6.2

Increase in cash and cash equivalents	$(219.4)	$(120.3)

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves of the industry.  The Company is a NYSE and Lima Stock Exchange listed company that is 80% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 20% ownership interest is held by the international investment community.  The Company operates mining units and metallurgical facilities in Mexico and Peru and conduct exploration activities in Argentina, Chile, Mexico and Peru.

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come